Exhibit 10.57

August 31, 2016

George Kao
[***]

Re:    Employment Offer

Dear George,

We are pleased to offer you employment with Super Micro Computer, Inc. (“the Company”) in a full time position as a VP, Operations, in our facility located at San Jose, CA, where you should report to Sara Liu, Chief Administration Officer and Charles Liang, President. This is an exempt position. Your starting date will be November 2, 2016.

Your starting compensation will be $290,000 annually, paid semi-monthly.

In addition to your base salary, the Company will pay you a one-time sign-on bonus in the amount of $20,000, less deductions required by law. This sign-on bonus will be paid on the first regularly scheduled payroll date after your start date. Should the Company terminate your employment for Cause or should you choose to leave the Company voluntarily, in either case prior to the one-year anniversary of your start date, you will be required to repay the Company the full amount of the sign-on bonus paid to you upon departure.

After you complete your first six (6) months of employment, you will become eligible to participate in the Super Micro Computer, Inc. 2016 Equity Incentive Plan (the “Plan”).  The Company plans to recommend to the Board of Directors, in accordance with the Company’s Grant Recommendation and Vesting Schedule, that they approve an award of 6,000 Restricted Stock Units (“the Award”). You must remain employed by the Company at the time of the Board of Directors meeting in order to be eligible for the recommended Award, and the number of Units actually recommended by the Company will depend on your performance and other business considerations at the time of the Board of Directors meeting.  Any such Award will be subject to the terms and conditions of the Plan and of the Restricted Stock Units Agreement between you and the Company, the terms and conditions of which shall be controlling. Generally speaking, each Unit represents the right to receive one (1) share of the Company’s common stock on the applicable settlement date following vesting of the Unit, with 25% of the Units awarded vesting each year over a four (4) year period of your continuous employment with the Company, provided that you have remained continuously employed by the Company as of the vesting date.

After you complete your first six (6) months of employment, the Company also plans to recommend to the Board of Directors that they grant you an option to purchase 20,000 shares of the Company’s common stock

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com

(“the Option Grant”). You must remain employed by the Company at the time of the Board of Directors meeting in order to be eligible for the recommended Option Grant, and the number of Options actually recommended by the Company will depend on your performance and other business considerations at the time of the Board of Directors meeting. Any such Option Grant will be subject to the terms and conditions of the Company’s Stock Option Plan and the Stock Option Plan Agreement between you and the Company, the terms and conditions of which shall be controlling. Generally speaking, however, the Options granted will be incentive stock options to the maximum extent allowed by the Internal Revenue Code, the exercise price per share will be the fair market value of the common stock on the date of the grant, as determined by the Board of Directors, and vesting will be retroactive so that your Options will vest, commencing with your first day of employment, over a four (4) year period of your continuous employment with the Company.

You will also be eligible to participate in the employment benefits programs and plans which are generally made available to the Company’s full-time employees, as amended by the Company at its discretion from time to time. Your first 90 days of employment are considered an Introductory Period.

When you arrive to work, you will receive a copy of the Company’s Employee Handbook which describes our current benefits, and their eligibility requirements, in more detail. You will be required to sign the Employee Acknowledgment and Agreements form found at the end of our Employee Handbook as a condition of your employment.

In accordance with our At Will Employment Policy, your employment will be on an “at will” basis. This means that either you or the Company can terminate your employment at any time, with or without prior notice, for any reason or for no reason at all.

As a condition of employment, you must agree to arbitrate any disputes arising from your employment or termination of employment in accordance with the Company’s Arbitration of Disputes Policy. You will be required to sign the Company’s Arbitration Agreement before you start work.

You will also be required, as a condition of employment, to sign the Company’s Employee Confidential Information, Non-Solicitation And Inventions Agreement, which generally provides that you will not disclose or misappropriate the Company’s confidential, proprietary information and trade secrets, or any other information concerning the business, finances, transactions or affairs of the Company which may come to your knowledge during your employment with the Company, to the maximum extent permissible by law. You also must agree that you will not disclose or misuse any confidential or trade secret information belonging to any other person, including a prior employer, and before you start work you must provide us with a copy of any agreement between you and any other person or entity, including any prior employer, which deals with their confidential or trade secret information and/or which might prevent you from working for another employer, like the Company; note that this offer is contingent upon the Company’s review of any such agreement.

This offer is contingent upon your satisfactory completion of an Employment Application and an I-9 Form employment eligibility verification, and your signing all required employment documents, including the Employee Acknowledgment and Agreements form (which includes an At Will Employment Agreement, a Confidentiality and Information Systems Agreement, and an Arbitration Agreement) and our Employee Confidential Information, Non-Solicitation And Inventions Agreement. Employment is also contingent upon the receipt of approved results of any background check and employment reference checks.

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com

Please indicate your acceptance of this employment offer by signing and returning the original of this letter to me on or before September 6, 2016. If I have not received your signed acceptance by that date, this offer will expire of its own accord. Of course, you should keep a copy of this letter and your signed acceptance for your own records also.

You need to attend the next available Orientation after your Starting Date. You will be notified by HR concerning your Orientation date.

Please remember to bring proof of eligibility to work in the United States with you on your first day of employment.

We take this opportunity to welcome you to Super Micro Computer, Inc. and trust that your association with us will be mutually beneficial and rewarding.

Sincerely,

SUPER MICRO COMPUTER, INC.

/s/ Sara Liu
Sara Liu
Chief Administration Officer

********************************************************
ACCEPTANCE OF EMPLOYMENT OFFER

I agree to the foregoing.

Dated: 9/2/2016 /s/ George Kao
Candidate signature

HEADQUARTERS
980 Rock Avenue ∙ San Jose, CA 95131 USA ∙ Tel: (408) 503-8000 ∙ Fax: (408) 503-8047 ∙ www.supermicro.com